Exhibit 10.1

InterTan Canada, Ltd. Employment Agreement for Brian E. Levy


     This EMPLOYMENT AGREEMENT is made, entered into, and is effective as of the 30th day of March, 2004 (the "Effective Date"), by and between InterTan Canada, Ltd. , (the "Company"), Circuit City Stores, Inc., and Brian E. Levy (the "Executive").

     WHEREAS, this Employment Agreement is valid only if the Tender Offer Agreement date March 30, 2004 is accepted and approved for a minimum of 50.1% shares.

     WHEREAS, the Company desires to employ the Executive as President and Chief Executive Officer of the Company and Chairman of Logitech Electronics, Inc. ;

     WHEREAS, the Company recognizes the Executive's intimate knowledge and experience in the business of the Company, and desires to secure the employment of the Executive in the role of President and Chief Executive Officer of the Company.

     WHEREAS, the Executive will develop and/or come in contact with the Company's proprietary and confidential information which is not readily available to the public, and which is of great importance to the Company and is treated by the Company as secret and confidential information.

     WHEREAS, this Employment Agreement supercedes and fully replaces any other Employment Agreement between the Company and the Executive.

     NOW, THEREFORE, in consideration of the Executive's continued employment and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Article 1.  Term of Employment

     The Company hereby agrees to employ the Executive and the Executive hereby accepts employment as President and Chief Executive Officer of the Company, in accordance with the terms and conditions set forth herein, for an initial period of three (3) years, commencing as of the Effective Date of this Agreement as indicated above (the "Initial Term"); subject, however, to earlier termination as expressly provided herein.

     The Initial Term shall automatically be renewed for additional periods of one (1) year each at the end of the Initial Term, and then again after each successive year thereafter (collectively, the "Renewal Periods," which, together with the Initial Term, constitute the "Term" of this Agreement). However, either party may terminate this Agreement at the end of the Initial Term, or at the end of any Renewal Period, by giving the other party written notice of intent not to renew, delivered at least forty-five (45) days prior to the end of the Initial Term or any Renewal Period. For purposes of this Agreement, an "Employment Year" shall mean any twelve (12) month period during the Term of this Agreement beginning on the Effective Date or on any anniversary thereof.

Article 2.  Position and Responsibilities

     During the Term of this Agreement, the Executive agrees to serve as President and Chief Executive Officer of the Company. In his capacity as President and Chief Executive Officer of the Company, the Executive shall report to the President and Chief Executive Officer of Circuit City Stores, Inc by the Company and shall have the duties and responsibilities of President and Chief Executive Officer of the Company and such other duties and responsibilities not inconsistent with the performance of his duties as President and Chief Executive Officer of the Company.

Article 3.  Standard of Care

     During the term of this Agreement, the Executive agrees to devote substantially his full-time attention and energies to the Company's business, including the business of any related entity. The Executive covenants, warrants, and represents that he shall:

     (a) Devote his full and best efforts and talents full time to the performance of his employment obligations and duties for the Company;

     (b) Exercise the highest degree of loyalty and the highest standards of conduct in the performance of his duties;

     (c) Comply with all rules, regulations, and policies established or issued by the Company; and

     (d) Refrain from taking advantage, for himself or others, of any corporate opportunities of the Company.

Article 4.  Other Employment

     The Executive shall not, during the term hereof, be interested directly or indirectly, in any manner, as partner, officer, director, investor, stockholder, advisor, employee, or in any other capacity, in any other business similar to the Company's business for the Executive's personal advantage or benefit or that of others. Any other employment or position which might reasonably be deemed contrary to the best interests of the Company is prohibited. During the term of employment hereunder, the Executive agrees to obtain the Company's written consent prior to entering into any other occupation, even if dissimilar to that of the Company. Such consent may be granted or withheld, in the Company's absolute discretion. Nothing herein contained shall be deemed to prevent or limit the right of the Executive to invest in the capital stock or other securities of any corporation whose stock or securities are regularly traded on any public exchange, nor shall anything herein contained be deemed to prevent the Executive from investing in real estate for his own benefit (so long as such investment (a) is not related to or in support of any entity engaged in a business similar to that of the Company or (b) does not detract from the Executive's performance of his duties and obligations hereunder).

Article 5.  Compensation and Benefits

     As remuneration for all services to be rendered by the Executive during the Employment Period, and as consideration for complying with the covenants herein, the Company shall pay and provide to the Executive the following:

     5.1. Base Salary. During the Term of this Agreement, the Company shall pay the Executive a Base Salary in an amount which shall be established and approved by the Compensation Committee of the Board of Directors; provided, however, that such Base Salary shall be established at a rate of not less than $530,000 (US$) plus $15,000 (US$) annual car allowance including actual gasoline costs per year. This Base Salary shall be subject to all applicable income and employment taxes and payable in accordance with the normal payroll practices of the Company. The Base Salary shall be reviewed at least annually following the Effective Date of this Agreement, while the Term of this Agreement is in force, to ascertain whether, in the judgment of the Compensation Committee, such Base Salary should be changed. If changed, the Base Salary as stated above shall, likewise, be changed for all purposes of this Agreement.

     5.2. Annual Bonus. In addition to his Base Salary, the Executive shall be entitled to participate in the Company's short-term incentive program, as such program may exist from time to time during the Term of this Agreement.

     Under the Company's short-term incentive plan, the Executive has the opportunity to earn an annual bonus with respect to any fiscal year of the Company ("Annual Bonus"). The Annual Bonus, if earned with respect to a particular fiscal year, is targeted at sixty-six percent (66%) of the
Executive's Base Salary for the fiscal year with respect to which the Annual Bonus is being paid and is commensurate with the position of President and Chief Executive Officer of the Company. The Annual Bonus is subject to the performance of both the Company and the Executive and is dependent upon the approval of the Compensation Committee of the Company. The award and amount of any Annual Bonus shall be determined under the Company's short-term incentive plan, at the sole discretion of the Company's Compensation Committee.

     5.3. Long-Term Incentives. During the Term of this Agreement, the Executive shall be eligible to participate in the Company's long-term incentive plan, to the extent that the Board of Directors of the Company or the Compensation Committee, in their discretion, determines is appropriate. The Board of Directors will make its determination consistent with the methodology used by the Company for compensating its comparably situated employees.

     Specifically, subject to the terms and conditions of the applicable long-term incentive plan of Circuit City Stores, Inc. ("Circuit City"), the Executive shall be awarded forty five thousand (45,000) shares of restricted stock of Circuit City, i.e., "Turnaround Shares" that will be scheduled to vest in February 2006. Executive must formally accept such award of Turnaround Shares, in writing, on a form acceptable to Circuit City. Moreover, subject to the terms and conditions of the applicable stock option plan(s) of Circuit City, the Executive shall also be awarded seventy-five thousand (75,000) "nonqualified" stock options in Circuit City stock, that will be scheduled to vest in June 2006.

     In addition, the Executive will receive fifty thousand (50,000) "sign-on" nonqualified stock options in Circuit City stock, that will be scheduled to vest in four (4) equal installments over the next four (4) years from the date of the formal grant of such stock options.

     5.4. Retirement Benefits. During the Term of this Agreement, the Company shall provide to the Executive the opportunity for participation in all Company pension, insurance, fringe benefit, and executive compensation plans and programs, subject to the eligibility and participation requirements of such plans. The Executive's opportunity for participation in all of the plans offered to Canada-based employees will comply with the requirements of this Article 5.4. In any event, the Executive's current insurance and fringe benefit plans will remain in force until such time as they may be replaced by plans at least similar in benefit type and amount to those in which the Executive is currently provided so long as the Executive's principal employment is in Canada and in accordance with applicable Canadian law.

     5.5. Employee Benefits. During the Term of this Agreement, the Company shall provide the Executive all benefits, as commensurate with the position of President and Chief Executive Officer of the Company, but at a minimum not less than those provided by the Company to other comparably situated employees subject to the eligibility requirements and other provisions of such arrangements. Such benefits may include group term life insurance, comprehensive health and major medical insurance, dental and life insurance, and short-term and long-term disability. The provision of benefits comparable to other Canada based officers will comply with the requirements of this Article 5.5.

     5.6. Perquisites. During the Term of this Agreement, the Company shall provide to the Executive, at the Company's cost, all perquisites, which are commensurate with the position of President and Chief Executive Officer of the Company.

     5.7. Right to Change Plans. By reason of Articles 5.4 and 5.5 herein, the Company shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any benefit plan or perquisite, so long as such changes are similarly applicable to comparably situated employees. . In any event, the Executive's current insurance and fringe benefit plans will remain in force until such time as they may be replaced by plans at least similar in benefit type and amount to those in which the Executive is currently provided so long as the Executive's principal employment is in Canada and in accordance with applicable Canadian law.

     5.8 Company Deferred Compensation Plan. The Company will assume all liabilities under the InterTan, Inc. Deferred Compensation Plan (for purposes of this Article 5.8 only, the "Plan") and that the Plan will be amended to provide that the Executive's Plan Benefit Amount, as that term is defined in the Plan ($3,725,000 US), may be payable to the Executive in three equal installments as follows: $1,229,250 US $ payment of the Executive's Plan Benefit Amount will be paid immediately upon the last to occur of (i) the successful closing of the tender offer contemplated by that certain Tender Agreement and Acquisition Agreement and Agreement and Plan of Merger dated on or about March 30, 2004 (the "Closing"), and (ii) the full execution of this Agreement by all required parties; and second and third installments, as described below, shall be deposited directly into an escrow account immediately after Closing. Assuming that the first $1,229,250 US $ payment is made, the second $1,229,250 US $ payment of the Executive's Plan Benefit Amount shall be paid as soon as reasonably practicable following the date that is two years following the Closing. Assuming that the first and the second payments are made, the third and final payment of $1,226,500 US $ of the Executive's Plan Benefit Amount shall be paid as soon as reasonably practicable following the date that is three (3) years following the Closing.

     In the event that the Executive's employment terminates as the result of his death pursuant to Article 7.1 before all payments are made under this
Article 5.8, then such payments will be made to the Executive's estate, when due. In the event that the Executive's employment is terminated due to disability under Article 7.2 before all payments are made under this Article 5.8, then such payments will be made to the Executive, or to the Executive's personal representative, if applicable. Circuit City Stores, Inc. ("Circuit City") will guarantee the obligations of the Company to the Executive under the Plan, as it is amended consistent with this Article. Notwithstanding anything to the contrary in this Article 5.8, the Executive shall not be entitled to any payments, or any further payments, under this Article 5.8 if his employment is terminated under this Agreement pursuant to Article 7.5 (c) of this Agreement.

Article 6.  Expenses

     During the Term of this Agreement, the Company shall pay or reimburse the Executive for all ordinary and necessary expenses, in a reasonable amount, which the Executive incurs in performing his duties under this Agreement including, but not limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees, and expenses associated with membership in various professional, business, and civic associations and societies in which the Company finds that the Executive's participation is in the best interests of the Company. The payment of reimbursement of expenses shall be subject to such rules concerning documentation of expenses and the type or magnitude of such expenses as the Compensation Committee of the Board of Directors may establish from time to time.

Article 7.  Employment Termination

     7.1. Termination Due to Retirement or Death. In the event the Executive's employment ends by reason of Retirement (defined as voluntary "Normal Retirement" under the then established definitions and rules of the Company's tax-qualified retirement plan in which the Executive participates) or the Executive's death during the term of this Agreement, the Executive's benefits shall be determined in accordance with the Company's retirement, survivor's benefits, insurance, and/or other applicable programs of the Company then in effect. In addition, all stock grants, except performance-based grants in the case of Retirement, will become immediately vested and may be exercised by the Executive, the Executive's personal representatives, distributees, legatees, or estate at any time before the expiration date of the grant.

     The Effective Date of Termination due to Retirement or death shall be (a) ninety (90) days following the date the Executive provides the Company with written notice that the Executive is ending employment by reason of Retirement or (b) on the Executive's date of death, as the case may be. Upon the Effective Date of Termination, the Company shall be obligated to pay the Executive or, if applicable, the Executive's estate; (a) any salary that was accrued but not yet paid as of the Effective Date of Termination;(b) the unpaid Annual Bonus, if any, with respect to the calendar year preceding the Effective Date of Termination (such Annual Bonus, if any, to be determined in the manner it would have been determined and payable at the time it would have been payable under
Section 4.2 had there been no termination of the Employment Period); (c) a pro rata share of the target Annual Bonus for the calendar year in which the Effective Date of Termination occurs (the calculation by which the target Annual Bonus is multiplied by a fraction, the numerator of which is the number of full completed days in the bonus plan year through the Effective Date of Termination, and the denominator of which is three hundred sixty-five (365)); and (d) all other rights and benefits that the Executive is vested in, pursuant to other plans and programs of the Company or Circuit City Stores, Inc.

     7.2. Termination Due to Disability. The Company shall have the right to terminate the Executive's employment for disability. For the purposes of this Agreement, disability shall mean any physical or mental illness or injury that causes the Executive to be unable to substantially perform the Executive's normal duties; provided however that the Executive shall not be considered disabled until: (i) the Executive has been so disabled for 180 days during any period of twelve (12) consecutive months; (ii) the Executive's attending physician shall have furnished to the Company certification that the return of the Executive to his normal duties is impossible or improbable; or (iii) the Executive is determined to be totally disabled by the disability insurer then insuring the Executive, if any.

     The Effective Date of Termination due to Disability shall be specified, in a written notice, by the Executive's immediate manager, and such written notice shall be delivered to the Executive, but shall be no less than thirty (30) calendar days after the delivery of such written notice to the Executive. Upon the Effective Date of Termination, the Company shall be obligated to pay the Executive [or, if applicable, the Executive's estate]: (a) any salary that was accrued but not yet paid as of the Effective Date of Termination; (b) the unpaid Annual Bonus, if any, with respect to the calendar year preceding the Effective Date of Termination (such Annual Bonus, if any, to be determined in the manner it would have been determined and payable at the time it would have been payable under Article 5.2 had there been no termination of the Employment Period); and
(c) all other rights and benefits that the Executive is vested in, pursuant to other plans and programs of the Company.

     It is expressly understood that the Disability of the Executive for a period of one hundred eighty (180) calendar days or less in the aggregate during any period of twelve (12) consecutive months, in the absence of any reasonable expectation that his Disability will exist for more than such a period of time, shall not constitute a failure by him to perform his duties hereunder and shall not be deemed a breach or default, and the Executive shall receive full compensation for any such period of Disability or for any other temporary illness or incapacity during the term of this Agreement.

     If the employment of the Executive terminates because of disability, all of the Executive's outstanding stock grants, including performance based grants, will become immediately vested, effective as of the date of the Executive's disability. Then, the Executive, the Executive's personal representatives, distributees, or legatees may exercise the Executive's grants at any time before the expiration date of the grant.

     7.3. Voluntary Termination by the Executive. The Executive may terminate his employment and this Agreement at any time by giving the Company at least forty-five (45) days written notice. The Company reserves the right to require the Executive not to work during the notice period but shall pay the Executive his full Base Salary, at the rate then in effect as provided in Article 5.1 herein, through the notice period plus all other benefits to which the Executive has a vested right on the last day of employment (for purposes of this paragraph, the Executive shall not be paid any Annual Bonus with respect to the fiscal year in which voluntary termination under this Article 7.3 occurs). The Company thereafter shall have no further obligations under this Agreement.

     7.4. Involuntary Termination by the Company Without Cause. The Company may terminate the Executive's employment, at any time, for any reason other than death, Disability, Retirement, or for Cause ("involuntary termination without Cause"), by providing the Executive with at least forty-five (45) days written notice. In the event that the Company exercises this Article 7.4 within the first twenty-four (24) months of employment, the Executive will not be entitled to the provisions of this Article 7.4. The Executive will however, be provided with his Deferred Compensation as described in Article 5.8 above.

In the event that the Company exercises this Article 7.4 after the conclusion of twenty-four (24) months of employment, the following terms apply:

     (a) The Company's decision not to renew this Agreement at the Expiration Date of the Initial Term or any Renewal Period shall be deemed an involuntary termination without cause; provided, however, that for purposes of this Article 7.4(a), no variation, alteration, modification, cancellation, change or amendment made to this Agreement pursuant to Article 12.3 or 12.4 at a time other than the Expiration Date of the Initial Term or any Renewal Period, shall be deemed an involuntary termination without Cause.

     (b) Upon the Effective Date of Termination specified by the Company for termination by the Company without cause, the Company shall pay to the Executive, in equal monthly installments over the following eighteen (24) month period an amount equal to the product of two (2) times both the Executive's Base Salary and the Executive's target Annual Bonus established for the fiscal year in which the Executive's Effective Date of Termination occurs. In addition, the Company shall continue, at the same cost to the Executive as existed as of the Effective Date of Termination, all health and welfare benefit plan participation for one (1) full year following the Executive's termination of employment

(c)The Company shall also provide the Executive with six months of outplacement services.

     (d) Any unvested stock options or any outstanding restricted stock, excluding restricted stock grants issued under a performance based plan, that would become vested (that is, transferable and non-forfeitable) if the Executive remained an employee through the Initial Term or the then current Renewal Period of this Agreement will become vested as of the date of the Executive's termination of employment. The Executive must satisfy the tax withholding requirements.

     The Company thereafter shall have no further obligations under this Agreement.

     7.5. Termination For Cause. Nothing in this Agreement shall be construed to prevent the Company from terminating the Executive's employment under this Agreement, without notice or liability for doing so, for "Cause."

     For purposes of this Agreement, "Cause" means:

     (a) The Executive's material breach of this Agreement, which breach is not cured within ten (10) days of receipt by the Executive of written notice from the Company specifying the breach;

     (b) The Executive's gross negligence in the performance of his material duties hereunder, intentional nonperformance or intentional misperformance of such duties, misconduct or refusal to abide by or comply with the directives of the Board, his superior officers, or the Company's policies and procedures, which actions continue for a period of ten (10) days after receipt by the Executive of written notice of the need to cure or cease;

     (c) Conviction of a felony or other crime involving moral turpitude;

     (d) The Executive engaging in illegal conduct, dishonesty or fraud with respect to the business or affairs of the Company that in the reasonable judgment of the Company materially and adversely affects the operations or reputation of the Company; or

     (e) Failure of the Executive to disclose to the Executive's superior a conflict of interest, of which the Executive knew or, with reasonable diligence, would have known, in connection with any transaction entered into on behalf of the Company.

     (f) Failure of the Executive to agree to a modification of this Agreement, pursuant to paragraph 12.3 below, when the purpose of the modification is to comply with applicable federal, state and/or local laws or regulations, or when such modification is designed to further define the restrictions of Article 8 or otherwise enhance the enforcement of Article 8 without increasing the scope of the Article 8 restrictions.

     In the event this Agreement is terminated for Cause, the Company shall pay the Executive his Base Salary through the Effective Date of Termination for cause and the Executive shall immediately thereafter forfeit all rights and benefits (other than vested benefits) he would otherwise have been entitled to receive under this Agreement. The Company thereafter shall have no further obligations under this Agreement.

     7.6. Termination for Good Reason. At any time during the term of this Agreement, the Executive may terminate this Agreement for Good Reason (as defined below) by giving the Company forty-five (45) days written notice, which notice sets forth in detail the facts and circumstances claimed to provide a basis for such termination. However, Company shall, at its option, have thirty
(30) days from receipt of such written notice to cure any event or circumstance that could constitute Good Reason.

     If Company chooses not to cure, the Effective Date of Termination for Good Reason shall occur upon the expiration of the forty-five (45) days prior notice period that is specified by the Executive in the written notice, and the Company shall pay and provide to the Executive the benefits set forth in this Article 7.6.

     For purposes of this Agreement, Good Reason shall mean, without the Executive's express written consent, the occurrence of any one (1) or more of the following:

     (a) Failing to maintain the Executive's participation in the Company's annual bonus and long-term incentive plan in a manner that is consistent with other similarly situated Executive employees of the Company; or

     (b) Failing to maintain the Executive's benefits under, or relative level of participation in, the Company's employee benefit or retirement plans, perquisites, policies, practices, or arrangements in which the Executive participates as of the Effective Date of this Agreement at a level consistent with other similarly situated Executive employees of the Company.
     (c) Reducing the Executive's Base Salary;
     (d) Terminating the Executive's employment otherwise than as expressly permitted by this Agreement; or
     (e) Failing to comply with and satisfy Article 10.1 by requiring any successor to the Company to assume and agree to perform the Company's obligations hereunder.

     Upon the Effective Date of Termination, the Executive shall be entitled to receive the same payments and benefits as he is entitled to receive following an involuntary termination of his employment by the Company without Cause, as specified in Article 7.4 herein. Said payment shall commence within forty-five
(45) calendar days following the Effective Date of Termination.

     The Executive's right to terminate employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness.

Article 8.  Noncompetition and Confidentiality

     8.1. Noncompetition.

     (a) During the Executive's employment and for a period of eighteen (18) months following the last day of the Executive's employment, the Executive shall not directly or indirectly compete with the Company and any related entity by engaging, in a competitive capacity, in any business that is engaged in the same or similar business of the Company and any related entity in one or more Metropolitan Statistical Areas or their Canadian equivalent ("MSAs") in which the Company and any related entity is doing business on the last day of the Executive's employment. A business will not be considered to be in competition with the Company or any related entity for purposes of this paragraph 8.1(a) or paragraph 8.1(b) below if:

         (i) The business or the operating unit of the business in which the Executive is employed or with which the Executive is associated (collectively the "Business Unit") is not engaged in the retail sales of consumer electronics;

         (ii) If sales of the Business Unit's products or services in the retail sales and service of consumer electronics constitute less than ten percent (10%) of such Business Unit's sales; or

         (iii) If the sales of the Business Unit in the retail sales and service of consumer electronics do constitute more than ten percent (10%) of the sales of the Business Unit, but there is no geographic overlap between such Business Unit's and the Company's business locations.

     Notwithstanding the foregoing, nothing herein shall be deemed to prevent or limit the right of the Executive to invest in the capital stock or other securities of any corporation whose stock or securities are regularly traded on any public exchange, nor shall anything herein contained be deemed to prevent Employee from investing in real estate for his own benefit (as long as such investment is not related to or in support of any entity engaged in the same or similar business as the Company or any related entity in competition with the Company and any related entity in one or more MSA's in which the Company and any related entity is doing business during the Executive's employment).

     (b) During the Executive's employment and for a period of eighteen (18) months following the last day of the Executive's employment, the Executive shall not directly or indirectly compete with the Company and any related entity by engaging, in a competitive capacity, in any business engaged in the same or similar business of the Company and any related entity in one or more MSAs where, on the last day of the Executive's employment, the Company and any related entity is engaged in real estate site selection or has taken further steps toward the commencement of operations in the future, of which the Executive is aware.

     (c) The Executive agrees that competition, as set forth in Article 8.1(a) above, shall include, but not be limited to, engaging in competitive activity, as an individual, as a partner, as a joint venturer with any other person or entity, or as an employee, agent, or representative of any other person or entity.

     (d) It is the specific intent of the parties that the Executive shall be restricted from competing directly or indirectly with any segment of the Company's business and related entity's business in which the Executive engaged prior to the last day of his employment and from any segment of the Company's business and related entity's business about which the Executive acquired proprietary or confidential information during the course of his employment.

     (e) If any provision of this Article 8.1 relating to the time period, geographic area or scope of restricted activities shall be declared by a court of competent jurisdiction to exceed the maximum time period, geographic area or scope of activities, as applicable, that such court deems reasonable and enforceable, said time period, geographic area or scope of activities shall be deemed to be, and thereafter shall become, the maximum time period, scope of activities or largest geographic area that such court deems reasonable and enforceable and this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

     (f) The Executive and the Company have examined in detail this Covenant Not to Compete and agree that the restraint imposed upon the Executive is reasonable in light of the legitimate interests of the Company, and it is not unduly harsh upon the Executive's ability to earn a livelihood.

     8.2. Non-Solicitation/Non-Hire of Employees. The Executive agrees that during the Executive's employment with the Company and for a period of eighteen
(18) months following the last day of the Executive's employment, the Executive shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Company and any related entity to leave the Company and any related entity for any reason whatsoever or hire any individual employed by the Company and related entity. For purposes of this Article 8.2, employee shall mean any individual employed by the Company and any related entity on the last day of the Executive's employment or within the three-month period prior to the last day of the Executive's employment.

     8.3. Confidentiality. The Company has advised the Executive and the Executive acknowledges that it is the policy of the Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Company. The Executive agrees to hold in strict confidence and safeguard any information of or about the Company and any related entity gained by the Executive in any manner or from any source during the Executive's employment. The Executive shall not, without the prior written consent of the Company, at any time, directly or indirectly, divulge, furnish, use, disclose or make accessible to any person, firm, corporation, association, or other entity (otherwise than as may be required in the regular course of the Executive's employment), either during the Executive's employment with the Company or subsequent to the last day of the Executive's employment, any Protected Information, or cause any such information of the Company and any related entity to enter the public domain.

     The Executive understands and agrees that any information, data and/or trade secrets about Company and any related entity or its suppliers and/or distributors is the property of the Company and is essential to the protection of the Company's goodwill and to the maintenance of the Company's competitive position and accordingly should be kept secret. For purposes of this Agreement, "Protected Information" means trade secrets, confidential and proprietary business information of or about the Company and any related entity, and any other information of the Company and any related entity, including, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, promotional plans, internal policies, research, purchasing, accounting and financial information, computer programs, hardware, software, and products and services which may be developed from time to time by the Company and any related entity and its agents or employees, including the Executive; provided, however, that information that is in the public domain (other than as a result of a breach of this Agreement), approved for release by the Company or lawfully obtained from third parties who are not bound by a confidentiality agreement with the Company, is not Protected Information.

     Nothing contained in this Article is intended to reduce in any way protection available to the Company pursuant to the Uniform Trade Secrets Act as adopted in Virginia or any other state or other applicable laws which prohibit the misuse or disclosure of confidential or proprietary information.

     8.4. Acknowledgement of Covenants. The parties hereto acknowledge that the Executive's services are of a special, extraordinary, and intellectual character which gives him unique value, and that the business of the Company and its subsidiaries is highly competitive, and that violation of any of the covenants provided in this Article 8 would cause immediate, immeasurable, and irreparable harm, loss, and damage to the Company not adequately compensable by a monetary award. The Executive acknowledges that the time, scope of activities and geographical area restrained by the provisions of this Article 8 are reasonable and do not impose a greater restraint than is necessary to protect the goodwill of the Company's business. The Executive further acknowledges that he and the Company have negotiated and bargained for the terms of this Agreement and that the Executive has received adequate consideration for entering into this Agreement. In the event of any such breach or threatened breach by the Executive of any one or more of such covenants, the Company shall be entitled to such equitable and injunctive relief as may be available to restrain the Executive from violating the provisions hereof. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages and the immediate termination of the employment of the Executive hereunder for cause.

Article 9.  Change in Control

     9.1. Change in Control. This Article 9 shall not become effective, and the Company shall have no obligation hereunder, if the employment of the Executive with the Company shall terminate prior to a Change in Control (as defined in Article 9.2 below) of the Company.

     9.2. Definition of Change in Control. Change in Control of the Company means, and shall be deemed to have occurred, upon the first to occur of any of the following events:

     (a) The acquisition by any individual, entity, or group (a "Person"), including a "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), but excluding an Affiliate (as defined below) of the Company, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of thirty-five percent (35%) or more of either: (i) the then outstanding shares of common stock of Circuit City (the "Outstanding Common Stock"); or (ii) the combined voting power of the then outstanding securities of Circuit City entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); excluding, however, the following: (A) any acquisition directly from Circuit City (excluding an acquisition resulting from the exercise of an option, conversion right, or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from Circuit City); (B) any acquisition by Circuit City; (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by Circuit City or any corporation controlled by Circuit City; or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii), and (iii) of subsection
(c) of this Article 9.2;

     (b) Individuals who, as of the Effective Date, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of Circuit City subsequent to the Effective Date, whose election, or nomination for election by Circuit City's stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of Circuit City as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

     (c) The consummation of a reorganization, merger or consolidation of Circuit City or sale or other disposition of all or substantially all of the assets of Circuit City (a "Corporate Transaction"); excluding, however, a Corporate Transaction pursuant to which: (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation, which as a result of such transaction owns Circuit City or all or substantially all of Circuit City's assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be; (ii) no Person (other than: Circuit City; any employee benefit plan (or related trust) sponsored or maintained by Circuit City or any corporation controlled by Circuit City; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, twenty-five percent (25%) or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, twenty-five percent (25%)or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors; and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction;

     (d) The consummation of a plan of complete liquidation, dissolution, or sale of substantially all the assets of Circuit City; or

     (e) The consummation of a reorganization, merger or consolidation of the Company after which the Company is not an Affiliate of Circuit City or the sale or other disposition of all or substantially all of the assets of the Company to an entity that is not an Affiliate of Circuit City.

     For purposes of this Article 9, "Affiliate" shall mean with reference to a specified Person, any Person that directly or indirectly through one (1) or more intermediaries controls or is controlled by or is under common control with the specified Person. For purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used in respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.

     9.3. Change-in-Control Severance Benefits. If at any time during the Term of this Agreement there is a Change in Control of the Company and the Executive's employment is terminated for any reason other than death, Disability, Retirement, Voluntary Termination other than Good Reason or Cause within the two (2) year period following the Change in Control, the Company shall provide to the Executive the following:

     (a) Base Salary and all other benefits due him as if he had remained an employee pursuant to Article 5 through the remainder of the month in which the termination occurs, less applicable withholding taxes and other authorized payroll deductions;

     (b) A lump-sum severance allowance in an amount that is equal to the product of two (2) times both the Executive's Base Salary at the rate in effect immediately prior to the termination and the Executive's target Annual Bonus established for the fiscal year in which the Executive's termination of employment occurs;

     (c) Continuation at the same cost to the Executive as existed as of the Effective Date of Termination of Agreement of all health, welfare, and benefit plan participation for two (2) full years following employment termination;

     (d) Provision of six months of outplacement services for the Executive; and

     (f) A lump-sum payment equal to the two (2) year costs of perquisites outlined in Article 5.6 above.
     (g) Any unvested stock options that would become vested if the Executive remained an employee through the Initial term or the then current Renewal Period of this Agreement will become vested as of the date of the Executive's termination of employment. The Executive must satisfy the tax withholding requirements.

     9.4 Excise Tax Equalization Payment. In the event that the Executive becomes entitled to severance benefits under this Agreement or any other agreement with or plan of the Company (in the aggregate, the "Total Payments"), if any of the Total Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code or any similar excise tax that may hereafter be imposed, whether by the government of Canada or the government of the United States), the Company shall pay to the Executive in cash an additional amount (the "Gross -Up Payment"), such that the net amount retained by the Executive after deduction of any Excise Tax upon the Total Payments and any provided for by the Article 9.4 (including any applicable FICA and FUTA), shall be equal to the Total Payments. The Company shall make such payment to the Executive as soon as practicable following the Effective Date of Termination, but in no event beyond (30) days from such date.

         For the purposes of determining the amount of the Gross-Up Payment, the Executive shall be required to furnish the Company with a Statement documenting the calculation of the Excise Tax at the Executive's expense.

Article 10.  Assignment

     10.1. Assignment by Company. This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Company, and any such successor shall be deemed substituted for all purposes of the "Company" under the terms of this Agreement. As used in this Agreement, the term "successor" shall mean any person, firm, corporation, or business entity which, at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets or the business of the Company. In addition, the obligations of the Executive under Articles 8 and 12 of this Agreement shall continue after the termination of the Executive's employment and shall be binding on the Executive's heirs, executors, legal representatives and assigns.

     Failure of the Company to obtain the agreement of any successor to be bound by the terms of this Agreement prior to the effectiveness of any such succession shall be a breach of this Agreement, and shall immediately entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled in the event of a Termination of Employment for Good Reason as provided by Article 7.6. Except as provided herein, the Company may not otherwise assign this Agreement.

     10.2. Assignment by Executive. The services to be provided by the Executive to the Company hereunder are personal to the Executive, and the Executive's duties may not be assigned by the Executive; provided, however, that this Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, and administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amounts payable to the Executive hereunder remain outstanding, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, in the absence of such designee, to the Executive's estate.

Article 11.  Dispute Resolution and Notice

     11.1. Issue Resolution. Except for actions initiated by the Company to enjoin a breach by, and/or recover damages from the Executive related to violation of any of the restrictive covenants in Article 8 of this Agreement, which Company may bring in an appropriate court of law or equity, any disagreement between the Executive and the Company concerning anything covered by this Agreement or concerning other terms or conditions of the Executive's employment or the termination of the Executive's employment will be settled by final and binding arbitration pursuant to the Company's Associate Issue Resolution Program. The Dispute Resolution Agreement and the Dispute Resolution Rules and Procedures are incorporated herein by reference as if set forth in full in this Agreement. The decision of the arbitrator will be final and binding on both the Executive and the Company and may be enforced in a court of appropriate jurisdiction.

     11.2. Notice. Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if in writing, and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal offices.

Article 12.  Miscellaneous

     12.1. Entire Agreement. This Agreement supersedes any prior agreements or understandings, oral or written, between the parties hereto, with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect thereto. Without limiting the generality of the foregoing sentence, this Agreement completely supersedes any and all prior employment agreements entered into by and between the Company, and the Executive, and all amendments thereto, in their entirety.

     12.2. Return of Materials. Upon the termination of the Executive's employment with the Company, however such termination is effected, the Executive shall promptly deliver to Company all property, records, materials, documents, and copies of documents concerning the Executive's business and/or its customers (hereinafter collectively "Company Materials") which the Executive has in his possession or under his control at the time of termination of his employment. The Executive further agrees not to take or extract any portion of the Company Materials in written, computer, electronic or any other reproducible form without the prior written consent of the Chairman, President and Chief Executive Officer.

     12.3. Modification. This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

     12.4. Severability. It is the intention of the parties that the provisions of the restrictive covenants herein shall be enforceable to the fullest extent permissible under the applicable law. If any clause or provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, then the remainder of this Agreement shall not be affected thereby, and in lieu of each clause or provision of this Agreement which is illegal, invalid or unenforceable, there shall be added, as a part of this Agreement, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and as may be legal, valid, and enforceable.

     12.5. Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

     12.6. Tax Withholding. The Company may withhold from any benefits payable under this Agreement all applicable taxes as may be required pursuant to any law or governmental regulation or ruling.

     12.7. Restrictive Covenants of the Essence. The restrictive covenants of the Executive set forth herein are of the essence of this Agreement; they shall be construed as independent of any other provision in this Agreement; and the existence of any claim or cause of action of the Executive against the Company, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by the Company of the restrictive covenants contained herein. The Company shall at all times maintain the right to seek enforcement of these provisions whether or not the Company has previously refrained from seeking enforcement of any such provision as to the Executive or any other individual who has signed an agreement with similar provisions.

     12.8 Beneficiaries. The Executive may designate one (1) or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement. Such designation must be in the form of a signed writing acceptable to the Executive's immediate manager. The Executive may make or change such designation at any time.

     12.9. Payment  Obligation  Absolute.  The Company's  obligation to make the payments and the arrangement provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the
Executive  or  from  whomsoever  may  be  entitled  thereto,   for  any  reasons
whatsoever.

     The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company's obligations to make the payments and arrangements required to be made under this Agreement; provided, however, that continued health, welfare, and benefit plan participation pursuant to Article
7.4 or Article 9.3 herein shall be discontinued in the event the Executive becomes eligible to receive substantially similar benefits from a successor employer.

     12.10. Contractual Rights to Benefits. This Agreement establishes and vests in the Executive a contractual right to the benefits to which he is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

     12.11 Guarantee of Benefits. Circuit City Stores, Inc. will guarantee the obligations of the Company to the Executive under this Agreement.

Article 13.  Governing Law

     To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario, without reference to its choice of law statutes or decisions.

     IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the Effective Date.

Circuit City Stores, Inc.



By:  /s/ W. Alan McCollough
     ----------------------
           Chairman

 EXECUTIVE:



  /s/ Brian E. Levy
  ------------------
  Brian E. Levy

 ATTEST: ____________________________________



INTERTAN CANADA, LTD.



By /s/ Jeffrey A. Losch
   ---------------------------------
Jeffrey A. Losch
Sr. V.P. & Secretary